Exhibit 11.1

SYNGENTA CODE OF ETHICS FOR SENIOR EXECUTIVE OFFICERS

INTRODUCTION

Section 1.01 Syngenta Business Principles and Code of Ethics

In the Syngenta Employee Prospectus, the Syngenta Vision and Business Principles, we said that we would seize the unique opportunity of Syngenta’s formation to define how we want to work together to meet our commitments to stakeholders and to each other. In particular, we said that we would:

  be open, transparent and ethically responsible in the way we do business implement a robust health, safety and environmental policy develop and enforce diversity policies that provide fair treatment for all employees in all we do, set standards that become recognized benchmarks

This Code of Ethics of Syngenta seeks to build on these aims and objectives in a number of areas, to define Syngenta’s expectations of its Senior Executive Officers (as defined below) and to elaborate upon corporate conduct with respect to certain aspects of Syngenta’s commitments to its customers, suppliers and other stakeholders. This Code of Ethics has been adopted by our Board of Directors and summarizes the standards that must guide the actions of Syngenta’s Chairman, Chief Executive Officer, Chief Financial Officer and all other members of the Syngenta Executive Committee as well as Syngenta’s Group Financial Controller, Head of Group Accounting, Head of Internal Audit and Group Treasurer (altogether the “Senior Executive Officers”).

Section 1.02 Purpose and Aims of the Code

As an industry leader, Syngenta takes its ethical, social, scientific and environmental responsibilities seriously. The trust and confidence of Syngenta’s shareholders, employees, and trading partners, as well as of government and regulatory authorities and the communities in which Syngenta operates, will only be earned and sustained if the company acts, and is seen to act, in accordance with the highest standards of fairness, honesty and integrity. The reputation of the company is of paramount importance to its ongoing performance.

This Code of Ethics sets out the policy framework underpinning the behaviors towards Syngenta, fellow employees and the external world, which are expected of the Senior Executive Officers. In addition, it defines Syngenta policies on a range of issues core to the company’s operations, to which every Senior Executive Officer must adhere.

Section 1.03 Scope and Relationship to Other Policies

This Code of Ethics applies to the Senior Executive Officers and their involvement in all Syngenta activities. It forms the basis for the other detailed policies, guidelines and rules on matters covered by this Code, which may be adopted by Syngenta and its group companies and businesses. The spirit embodied in this Code of Ethics governs the interpretation of those policies, guidelines and rules.

The Code of Ethics addresses certain issues of external behavior:

  Compliance with Laws, Rules and Regulations

  Competition Law

  Business Practices

  Financial Statements and Public Disclosure

  Contractual Obligations and Authority

  Respect for People

This Code also deals with a number of key areas of individual responsibility, which flow from employment as a Senior Executive Officer by Syngenta:

  Use and Protection of Business Assets and Information

  Insider Dealing and Disclosure

  Company Property and Resources

  Conflicts of Interest

Finally, this Code summarizes or refers to Syngenta policies on:

  Health, Safety and Environment

  Scientific Standards

  Compliance with this Code and Reporting of any Illegal or Unethical Behavior

  Waivers and Amendments to this Code

In none of these areas can this Code serve as an exhaustive statement of policy and practice. Reference should be made, where applicable, to the detailed policies, guidelines and rules referred to above. The standards set out in this Code are general and do not address each and every situation which the Senior Executive Officers may confront around the world. Guidance on the application of the Code to particular situations should therefore be sought from the Human Resources, or Legal, functions, as appropriate.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Syngenta and the Senior Executive Officers must comply with the laws, rules and regulations of all countries in which they operate or work, with national and international industry codes of practice that are a part of applicable law and such other private codes as are formally adopted by Syngenta, and with the high ethical standards specified by Syngenta.

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No Senior Executive Officer shall commit an illegal or unethical act, or instruct others to do so, for any reason.

Compliance with the law is an absolute requirement for Syngenta and its employees, including the Senior Executive Officers. Each of them is expected to be familiar with the applicable law as it applies to his or her job, and management shall be responsible for the provision of necessary instruction and advice as appropriate.

The issues the Senior Executive Officers confront in their jobs at Syngenta are often complex. Although few of the aforementioned are legal experts, they are expected to use good judgment and common sense in seeking to comply with all applicable requirements when uncertain, and to ask for advice from management and/or from the Legal or Human Resources functions, as appropriate.

COMPETITION LAW

Because of the importance of free and open competition, Syngenta attaches particular significance to the Senior Executive Officer awareness of, and compliance with, competition laws.

The Senior Executive Officers shall respect the principles and rules of fair competition and shall not violate applicable competition laws.

Competition laws potentially apply to all business arrangements, irrespective of their form, as well as to business conduct in general. However, they do not normally apply to business transactions solely between companies of the Syngenta group.

As a rule, competition laws apply not only to commercial behavior in a particular country or territory, but also to conduct elsewhere, which has a significant impact on competition in that country or territory.

Section 1.04 Agreements to be Approved

Competition laws and principles are complex. Legal counsel for Syngenta must approve in advance all agreements or other arrangements with competitors or with other third parties, which may have an effect on competition. These include without limitation:

  Exclusivity clauses

  Pricing clauses that reference or are based on industry benchmarks or competitor prices or costs

  Package or bundled sale clauses

  Territorial restrictions

  Price terms that differ among commercial buyers of the same product in the same market

  Clauses that address resale prices of commercial buyers

Prohibited Agreements and Arrangements

All agreements between competitors aimed at coordinating market behavior are prohibited. These include without limitation:

  Price-fixing agreements, bid-rigging agreements, and other agreements affecting the terms on which the company competes

  Agreements on the allocation of territory, customers, products or production quotas

  Agreements to engage in a boycott (i.e. a refusal to supply or to accept delivery aimed at inducing others not to deal with a rival)

Section 1.05 Dominant Market Position or Monopolization

Abuse of a dominant market position or monopolization in the market of a specific product is illegal. This refers to conduct that entails the exercise of dominant market power to exclude rivals from the market or otherwise impair free competition to the detriment of suppliers or customers.

Marketing strategies and practices in markets in which Syngenta is a leading competitor should be reviewed in advance with legal counsel.

Section 1.06 Acquisitions and Joint Ventures

Competition laws normally prohibit acquisitions and joint ventures, which would bring about a dominant market position or could otherwise have a negative effect upon competition. Moreover, notification to government authorities is required in most jurisdictions before certain acquisitions or joint ventures can be made or entered into. Legal counsel must be involved in acquisition or joint venture projects at an early stage.

Section 1.07 Intellectual Property Rights

Agreements relating to the licensing and use of intellectual property rights (patents, plant-variety rights, trademarks, designs, copyright, know-how and trade secrets) may be subject to special rules and considerations that affect antitrust risk. All such agreements should be reviewed in advance by legal counsel.

Section 1.08 Other Conduct Subject to Approval

Antitrust concerns may arise with other conduct that has the potential to have a negative effect upon competition. This includes exchanges of competitive information, product standardization programs, trade association activities, benchmarking, industry codes of practice, and competitive intelligence activities directed toward competitors. Such conduct and programs should be reviewed in advance with legal counsel.

BUSINESS PRACTICES

Section 1.09 Political Contributions

Any political contributions by Syngenta must be lawful and approved in advance consistent with relevant internal guidelines.

Company funds, property or services may not be used to make payments, direct or indirect, to government officials, people participating in government bodies, employees of state organizations or representatives of political parties, for unlawful or improper purposes.

All political contributions by Syngenta and using Syngenta funds, property, or services must have the prior support of the relevant central or local donations committee and must support the company’s interests.

Section 1.10 Bribery of Public Officials

No Senior Executive Officer of Syngenta may make any unlawful payment, bribe or kickback, or offer improper financial advantage to a public official for the purpose of obtaining business, special treatment or other services, as set out in the OECD Convention on Combating Bribery of Foreign Public Officials.

Legislation translating this Convention into national or local law must be strictly observed. Business gifts, entertainment and personal favors to government officials, if permitted, must be within the bounds of accepted business hospitality, and not excessive in value. They must also comply with the rules and regulations of the applicable government agency or legislative body and national and local law. No gift to a government official should be offered that would cause the recipient to violate laws or rules on the acceptance of gifts, even if the act of giving the gift is not itself prohibited. It should be recognized that conduct in one country may infringe legislation of another country which has extraterritorial application. This could also severely impair Syngenta’s business activities in the second country: the Foreign Corrupt Practices Act of the United States and the Swiss Penal Code are particularly significant in this context.

Section 1.11 Offering Gifts, Services and Entertainment

The Senior Executive Officers should not offer or give gifts or unpaid services intended for the personal use of an individual or employee or an agent of another corporation, organization or government in return for specific favorable business decisions or treatment.

Gifts, entertainment and personal favors may be offered to third parties only if consistent with customary practice, not made in consideration of preferential treatment, and not in contravention of any applicable law.

The Senior Executive Officers should not place themselves under an actual or apparent obligation to anyone by accepting gifts that are intended, or appear to be intended, to influence the employee’s business judgment.

No Senior Executive Officer may seek or accept a gift, entertainment or personal favor from government officials or third parties, which might reasonably be believed to have a significant influence on business transactions. An offer of entertainment may not be accepted unless the offer is within the bounds of accepted business hospitality and is not excessive in value. Gifts that do not meet these criteria must be reported to the Group General Counsel or the committee of the Board of Directors with responsibility for corporate governance, as applicable, who shall determine how such gifts shall be dealt with.

Intermediaries may not be used to circumvent any of the policies mentioned above.

FINANCIAL STATEMENTS AND PUBLIC DISCLOSURE

Our reports and documents filed with or submitted to regulators and stock exchanges (including the United States Securities and Exchange Commission) and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and Syngenta has established a Disclosure Committee consisting of appropriate members of senior management to assist in monitoring such disclosures.

All transactions and records must be documented in a manner that clearly describes and identifies the true nature of business transactions, assets, liabilities or equity and classifies and records, in a proper and timely manner, entries on the books of account in conformity with applicable accounting standards.

No record, report, entry or document shall be falsified, distorted, misdirected, deliberately misleading, incomplete or suppressed. Improper accounting and documentation and fraudulent financial reporting are not only contrary to Syngenta policy but also may be in violation of laws or government regulations. Such violations potentially involve personal liability, both civil and criminal, as well as sanctions against Syngenta. The Senior Executive Officers are expected to maintain and comply with established internal control standards and procedures to ensure that financial records and reports are accurate and reliable.

CONTRACTUAL OBLIGATIONS AND AUTHORITY

The Senior Executive Officers must ensure that, within their sphere of business activity, Syngenta carries out its contractual obligations in a proper and timely manner and is not in breach of contract. No Senior Executive Officer shall, or shall permit any other employee to commit Syngenta to contractual obligations, which are beyond the scope of that Senior Executive Officer’s or employee’s authority.

In relation to proposed transactions, the freedoms, which Senior Executive Officers have to carry out their jobs must be exercised within both the letter and spirit of the approval procedures and delegations of authority established by the statutes and the Board of Directors of the employer company and Syngenta’s corporate governance policies. Any concern that, a proposed transaction may exceed a Senior Executive Officer’s individual authority should be raised promptly by that Senior Executive Officer with the Legal function or the Group General Counsel. No Senior Executive Officer should commit a Syngenta group company beyond the scope of his or her authority, or misrepresent to any third party the scope of his or her authority.

RESPECT FOR PEOPLE

Each Senior Executive Officers and each employee is entitled to fair, courteous and respectful treatment by his or her colleagues, including subordinates and peers. Syngenta will not tolerate discrimination or harassment based on race, sex, religion, creed, national origin, disability, age, sexual orientation, family status or as otherwise prohibited by local law.

All Senior Executive Officers shall conduct themselves in accordance with the letter and the spirit of these principles. Any person who believes he or she has been discriminated against or personally harassed should report the incident and circumstances to his or her direct supervisor, if applicable, or Human Resources Manager or the Group General Counsel, who will arrange for the incident to be investigated impartially and confidentially.

Syngenta values the individuality, diversity and creative potential that employees bring to its business, and supports the continuous development of their skills and abilities. Judgments about people for the purpose of recruitment, development or promotion should be made on the basis of a person’s ability and potential in relation to the needs of the job and should not take into account any matter not relevant to the performance of that job. Overall, success and advancement within the group must depend on personal ability and work performance.

Syngenta is in favor of fair labor practices. Syngenta does not employ individuals under the age of sixteen except as permitted by law and under circumstances that protect their welfare.

USE AND PROTECTION OF BUSINESS ASSETS AND INFORMATION

Good business practice dictates the careful use and protection of Syngenta business assets. Information generated within Syngenta, including research and development, manufacturing data, costs, prices, sales, profits, markets, customers and methods of doing business, is the property of Syngenta. It must not, unless legally required, be disclosed outside Syngenta without proper authority.

In particular, information and trade secrets must be protected by keeping them confidential and, where appropriate, by seeking additional protection through acquisition of intellectual property rights including patents and trademarks. The Senior Executive Officers, who receive or learn of confidential business information or trade secrets belonging to Syngenta or other companies may not disclose that information to third parties (including friends and family members) or make any other non-business use of such information. Moreover, they must take reasonable measures to safeguard and protect information and trade secrets.

Syngenta conducts extensive research in science and technology and is involved in the exchange of information with universities and public and private research institutes, as well as with competing organizations. Syngenta respects the academic freedom and tradition of its partners, and the need of its scientists to publish results. However, the Senior Executive Officers must respect Syngenta’s interests by permitting Syngenta to apply for intellectual property rights wherever and whenever appropriate and by adhering to group procedures for the approval of publications and presentations on research and development. They also must respect the confidentiality of information or materials given to Syngenta by third parties.

INSIDER DEALING AND DISCLOSURE

The Senior Executive Officers may not use material inside information for their personal gain or for the personal gain of anyone else.

Senior Executive Officers having material, non-public (“inside”) information about Syngenta or any other company with which Syngenta is considering a strategic alliance, acquisition, divestment, merger or other significant agreement, may not sell, purchase or otherwise trade in stock, derivatives or other securities of Syngenta or that other company, may not disclose such information to any other person, and must adhere strictly to Syngenta’s policies governing who may approve and make public disclosures relating to important company information including inside information. Insider trading may lead to civil and criminal penalties.

Inside information includes any and all information that an investor would consider important in deciding whether to buy or sell stock or securities. This would include confidential information about plans to acquire another company, strategic alliances, financial results, product discoveries, changes in capital structure or important agreements, e.g. with a start-up company. Information that has already been disclosed to the public, or public data in general, is not “inside information”.

The Senior Executive Officers must refrain from disclosing inside information (sometimes called “tipping”) to anyone, including friends, family, customers and suppliers. It is impermissible for these individuals, as well as any other third party receiving inside information, to trade on or to profit from such information.

The restrictions with respect to inside information remain in effect until the plans, events or transactions concerned are made public, and information about the event has been sufficiently disseminated into the public to enable investors to evaluate it.

COMPANY PROPERTY AND RESOURCES

Syngenta resources must be kept securely and must only be applied for the proper advancement of its business and not for personal gain.

Senior Executive Officers expending Syngenta resources must recognize that they owe a duty of care to the shareholders of Syngenta, who are its ultimate owners. Commitments and expenditure of such resources must only be such as could be justified to shareholders if the facts were known.

Company resources include not only tangible assets such as materials, equipment and cash, but also intangible assets such as computer systems, trade secrets and confidential information. The Senior Executive Officers must observe group and local guidelines concerning the classifying, handling, and storage of information in any form. The storage of personal data in an electronic medium may be governed by laws, which Syngenta must observe and with which the Senior Executive Officers must familiarize themselves. The Senior Executive Officers have no privacy rights with respect to any personal data they store for themselves using Syngenta computer equipment, telephone equipment or lines or similar Syngenta property, except as may be provided by applicable law.

CONFLICTS OF INTEREST

The Senior Executive Officers have an obligation to conduct themselves in an honest and ethical manner and to act in the best interest of Syngenta. Senior Executive Officers should endeavor to avoid any situations or actions that present a potential or actual conflict between their interest and the interest of Syngenta.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of Syngenta, including its subsidiaries and affiliates. A conflict of interest can arise when a Senior Executive Officer takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. The Senior Executive Officers may not undertake any outside employment, which would interfere with their ability to fully perform their responsibilities for Syngenta. They must also avoid any situation or action, which would constitute a conflict of interest as explained below.

The Senior Executive Officers must disclose and obtain the approval of a member of top management or the committee of the Board with responsibility for corporate governance matters, as designated by Syngenta, before engaging in any outside employment or any substantial political or civic undertaking which might interfere with the Senior Executive Officer’s ability to perform his or her job effectively. He or she must also do so before taking any action, which is, or gives the appearance of, a conflict of interest with the interests of Syngenta.

Nobody, whether an individual, a commercial entity, or a company with a relationship to a Senior Executive Officer, may improperly benefit from Syngenta through his, her or its relationship with that Senior Executive Officer or as a result of his or her position in the company. Furthermore, no Senior Executive Officer may personally benefit in an improper way as a result of such a relationship.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that must be declared and resolved because such situations may constitute a conflict of interest:

  having a private interest in a transaction with a Syngenta group company or any supplier or customer of Syngenta, including through a family member acting as an officer of the counterparty company;

  being an employee or consultant or advisor to, or being a shareholder of, any supplier or customer of Syngenta or counterparty to a transaction with Syngenta;

  hiring or encouraging others in the company to hire a family member in any capacity;

  having an interest in a competitor, supplier, customer or joint venture partner of Syngenta including acting as an officer, director, employee or consultant or advisor to or being a shareholder of any competitor, supplier, customer or joint venture partner (other than as set out below);

  having an interest in an organization that has, or seeks to do business with Syngenta, including acting as an officer, director, employee or consultant or advisor to or being a shareholder of any competitor, supplier, customer or joint venture partner (other than as set out below);

  knowingly acquiring an interest in property (such as real estate, patent rights, technology or securities) where Syngenta has or might have an interest;

  acting as an elected or appointed official of any branch of government or any government agency, or as an advisor or consultant to any government agency, which has any regulatory or supervisory power over a Syngenta group company;

  making unauthorized use of the Syngenta name or letterhead or otherwise representing oneself as a representative of Syngenta to the public, any governmental agency or public interest group regarding policies or positions;

  having any other business interest or relationship in which it might appear to third parties that an employee has the ability to influence Syngenta decision-making so as to obtain a monetary or other benefit for the employee, his or her spouse, child or close family member;

  accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in Syngenta from a competitor, customer or supplier;

  competing with Syngenta for the purchase or sale of property, products, services or other interests;

  receiving a loan or guarantee of an obligation as a result of your position with the Company; and

  directing business to a supplier owned or managed by, or which employs, a relative or friend.

These examples do not extend to normal financial investments in publicly quoted companies of less than one percent of that company’s stock provided that a Senior Executive Officer must obtain prior approval from the Board of Directors with responsibility for corporate governance matters before participating in an initial public offering of a company, which is or is expected to become a supplier, customer, joint venture partner of Syngenta.

Situations involving a conflict of interest may not always be obvious or easy to resolve. The Senior Executive Officers should report actions that may involve a conflict of interest to the Group General Counsel. In order to avoid conflicts of interest, each of the Senior Executive Officers must disclose to the Group General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Group General Counsel shall notify the committee of the Board of Directors with responsibility for corporate governance of any such disclosure. Conflicts of interest involving the Group General Counsel shall be disclosed to the committee of the Board of Directors with responsibility for corporate governance.

In the event that an actual or apparent conflict of interest arises between the personal and professional relationship or activities of a Senior Executive Officer, the Senior Executive Officer involved is expected to handle such conflict of interest in an ethical manner in accordance with the provisions of this Code. Senior Executive Officers who knowingly fail to disclose conflicts of interest will be subject to disciplinary action, including dismissal or removal from office.

HEALTH, SAFETY, AND ENVIRONMENT

Syngenta is strongly committed to protecting the environment and to ensuring the health and safety of its employees and others potentially affected by Syngenta’s activities. It expects the Senior Executive Officers to obey all laws designed to protect health, safety and the environment, to obtain and fully observe all necessary permits, and to be truthful in dealing with regulatory agencies, which enforce these laws.

Syngenta has a policy which ensures that its activities:

  meet relevant health, safety, and environmental (“HSE”) laws, regulations and international agreements;

  are conducted safely, and protect the health of employees and all persons who may be affected;

  are acceptable to the community; and

  minimize adverse environmental impact.

The Senior Executive Officers are also expected to:

  conduct all activities responsibly in accordance with Syngenta HSE policy;

  demonstrate in attitude and behavior that HSE issues are among the top Syngenta priorities;

  promote the best operating practices and maintain a commitment to continuous improvement;

  be active and proactive in the exchange of HSE knowledge and information;

  participate in HSE training; and

  exercise personal responsibility and cooperation in preventing harm to themselves, others and the environment.

SCIENTIFIC STANDARDS

Scientific research and its publication shall be conducted in compliance with applicable law and with the highest standards of professionalism and good science. Processes shall be put in place and implemented to ensure that ethical issues are considered in the decisions to invest in areas of scientific research. Syngenta will conduct research aimed at improving the sustainability of agricultural practice, as well as the protection and conservation of biological resources. Syngenta will collaborate on scientific research only with organizations, which it believes observe sound ethical standards.

Where laws and guidelines do not address aspects of new genetic research, Syngenta will contribute constructively to public debate and to the development of legislation with the aim of establishing appropriate sound ethical standards and supporting legislation.

COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

The Senior Executive Officers shall receive a copy of this Code of Ethics and shall abide by the Code, and all policies, guidelines and rules for implementing the Code that are adopted by Syngenta companies and communicated to the Syngenta Senior Executive Officers. This Code shall form an integral part of Syngenta’s terms of employment for the Senior Executive Officers.

Syngenta will insist on full compliance by the Senior Executive Officers with this Code and with all policies, guidelines and rules for implementing this Code. This Code will be strictly enforced and violations will be dealt with immediately, including subjecting the Senior Executive Officers to corrective and/or disciplinary action such as dismissal or removal from office.

Syngenta has appointed the Group General Counsel as the Group Compliance Officer.

Situations that may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require difficult judgment. The Senior Executive Officers should promptly report any concerns about violations of ethics, laws, rules, regulations or this Code to the Group General Counsel or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors.

In addition, the Legal and Human Resources functions are available if necessary to advise, on a basis that is confidential (except as otherwise set forth in this Code), regarding conduct that may be in violation of this Code. Reports of violations will be investigated and appropriate action taken.

Any concerns about violations of ethics, laws, rules, regulations or this Code by any Senior Executive Officer should be reported promptly to the Group General Counsel and the Group General Counsel shall notify the committee of the Board of Directors with responsibility for corporate governance. Any concerns about such violations involving the Group General Counsel should be reported to the committee of the Board of Directors with responsibility for corporate governance. Reporting of such violations may also be done anonymously and toll-free via the Syngenta Compliance Helpline. An anonymous report should provide enough information about the incident or situation to allow Syngenta to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, we will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

Syngenta encourages the Senior Executive Officers to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. Syngenta assures the Senior Executive Officers, who raise issues that, it will take no adverse action against them for reporting conduct by others that may be in violation of this Code, or of the policies, guidelines or rules implementing this Code. However, a Senior Executive Officer will be subject to disciplinary action, including dismissal, with respect to his or her own conduct in violation of this Code that is self-reported or is discovered during an investigation that results from a report by him-/herself or another person. Syngenta will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by the Senior Executive Officers without fear of retribution or retaliation is vital to the successful implementation of this Code. The Senior Executive Officers are required to cooperate in internal investigations of misconduct and unethical behavior.

Syngenta recognizes the need for this Code to be applied equally to everyone it covers. The Group General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the committee of the Board of Directors with responsibility for corporate governance, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors, and Syngenta will devote the necessary resources to enable the Group General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the Group General Counsel or the Corporate Legal function.

WAIVERS AND AMENDMENTS

Any waivers (including any implicit waivers) of the provisions in this Code for the Senior Executive Officers may only be granted by the Board of Directors and will, to the extent required by the rules and regulations of the United States Securities and Exchange Commission, be disclosed to Syngenta’s shareholders in Syngenta’s annual report on Form 20-F. Amendments to this Code must be approved by the Board of Directors and will, to the extent required by the rules and regulations of the United States Securities and Exchange Commission, also be disclosed in Syngenta’s annual report on Form 20-F.

CONCLUSION

This Code of Ethics sets out the standards of behavior that will enable Syngenta and the Senior Executive Officers to sustain their good standing and the confidence of shareholders, trading partners and other key stakeholders.

Compliance with this Code of Ethics by the Senior Executive Officers is essential to Syngenta’s future success.

Basel, Switzerland, January 27, 2004